Exhibit 99.1

ITEM 8 INFORMATION

The Reporting Persons and certain of their permitted transferees are parties to an amended and restated stockholders agreement (the “Stockholders Agreement”). The Stockholders Agreement provides that the parties thereto, by a majority vote, have the right to nominate a single slate of nominees for election in each election of the Issuer’s board of directors. Each party to the Stockholders Agreement agrees to vote all of such party’s shares to elect such slate of nominees to the Issuer’s board of directors, and no party to the Stockholders Agreement will approve the removal of any director nominated by majority vote without the consent of the parties to the Stockholders Agreement voting with the majority. In addition, the Stockholders Agreement provides that the parties to the Stockholders Agreement, by a majority vote among them, shall determine the manner in which each party to the Stockholders Agreement shall vote all of the voting shares held by each party to the Stockholders Agreement on all other matters at meetings of the stockholders of the Company. No person who is not a Bentley or a permitted transferee thereof has the right to participate in any majority vote under the Stockholders Agreement.

The Stockholders Agreement also sets forth certain restrictions on the ability of the parties thereto to freely transfer shares of the Issuer’s Class A common stock, except for permitted transfers to family members, entities controlled by or for the benefit of such party or such party’s family members, and parties taking a security interest in shares of the Issuer’s Class A common stock to secure indebtedness. In addition, the Stockholders Agreement provides the parties thereto with (i) drag-along rights in the event the parties to the Stockholders Agreement determine by a majority vote to sell all shares of the Issuer’s stock held by them, (ii) rights of first refusal in the event a party to the Stockholders Agreement wishes to sell shares of the Issuer’s Class A common stock to a person who is not a permitted transferee, and (iii) rights to purchase shares of the Issuer’s Class A common stock held by a party to the Stockholders Agreement prior to their transfer by reason of bankruptcy or insolvency proceedings, attachment or garnishment, divorce or other involuntary transfer (other than by reason of death).

The aggregate number of shares beneficially owned collectively by the Reporting Persons is 69,809,155 shares of the Issuer’s common stock, which represents approximately 62.8% of the combined voting power of the Issuer’s Class A and Class B common stock outstanding as of as of October 31, 2024, as disclosed in the Quarterly Report on Form 10-Q as filed by the Issuer with the Securities and Exchange Commission on November 7, 2024. Each Reporting Person disclaims beneficial ownership of any shares of common stock held by various trusts of which his respective spouse, family members, or third-party trustees serve as trustee.